CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties added to the MSCI US Micro Cap Index

New York, New York, May 29, 2012 —American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”) announced today its inclusion in the MSCI US Micro Cap Index, which represents microcap companies in the U.S. equity market and targets for inclusion the bottom 1.5% of the U.S. equity market capitalization. ARCP’s inclusion in the MSCI US Micro Cap Index will become effective at the close of market on Thursday, May 31, 2012, which may result in additional trading activity in ARCP’s shares as index funds using the MSCI US Micro Cap Index may rebalance their portfolios.

MSCI Inc. (NYSE: MSCI) is a leading provider of investment decision support tools for the worldwide investment community, including asset managers, banks, hedge funds and pension funds.

This is the first time ARCP has been included in the MSCI US Micro Cap Index since its listing on NASDAQ on September 7, 2011.

ARCP is publicly-traded Maryland corporation, listed on The NASDAQ Capital Market, that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different. Additional information about ARCP can be found on its website at www.americanrealtycapitalproperties.com.